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                                                                     EXHIBIT 4.8

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                               THE PREMIER FARNELL

                       EXECUTIVE SHARE OPTION SCHEME 2003

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  AS PROPOSED FOR APPROVAL BY SHAREHOLDERS IN GENERAL MEETING ON - 11 JUNE 2003

                   INLAND REVENUE APPROVAL TO APPENDIX 1 - [*]

                        INLAND REVENUE REF - X 22558/SCL

                      [FRESHFIELDS BRUCKHAUS DERINGER LOGO]

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                                    CONTENTS

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
CLAUSE                                                                                       PAGE
THE PREMIER FARNELL EXECUTIVE SHARE OPTION SCHEME 2003....................................    2

1.       DEFINITIONS......................................................................    2

2.       GRANT OF OPTIONS.................................................................    4

3.       INDIVIDUAL LIMITS................................................................    5

4.       SCHEME LIMITS....................................................................    6

5.       EXERCISE AND LAPSE OF OPTIONS - NORMAL CIRCUMSTANCES.............................    6

6.       EXERCISE AND LAPSE OF OPTIONS - CESSATION OF EMPLOYMENT..........................    7

7.       DEATH OF OPTION HOLDER...........................................................    8

8.       METHOD AND EXTENT OF EXERCISE....................................................    8

9.       ALLOTMENT OR TRANSFER OF SHARES ON EXERCISE OF OPTIONS...........................    9

10.      GENERAL OFFER FOR THE COMPANY ETC................................................    9
         General Offer....................................................................    9
         Compulsory Acquisition...........................................................   10
         Scheme of Arrangement............................................................   10

11.      OPTION ROLLOVER..................................................................   12

12.      ADJUSTMENT OF OPTIONS............................................................   13

13.      RIGHTS ATTACHING TO SHARES ALLOTTED OR TRANSFERRED PURSUANT TO OPTIONS...........   13

14.      AVAILABILITY OF SHARES...........................................................   14

15.      ADMINISTRATION AND AMENDMENT.....................................................   14

16.      GENERAL..........................................................................   15

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                               THE PREMIER FARNELL
                       EXECUTIVE SHARE OPTION SCHEME 2003

1.       DEFINITIONS

1.1 In this Scheme, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:

ADOPTION DATE means the date of the adoption of the Scheme by the Company in general meeting;

ASSOCIATED SCHEME means any Share Option Scheme (other than the Scheme and excluding any savings related share option schemes) established by the Company or any associated company of the Company within the meaning of section 416 of the Taxes Act;

BASIC SALARY means an Executive's annual basic salary in respect of his employment with the Group;

THE BOARD means the board of directors of the Company or where appropriate a duly authorised committee thereof;

CAPITAL REORGANISATION means any variation in the share capital or reserves of the Company (including, without limitation, by way of capitalisation issue, rights issue, sub-division, consolidation, or reduction);

THE COMPANY means Premier Farnell plc registered in England No. 876412 by whatever name known from time to time;

CONTROL has the meaning given to that word by section 840 of the Taxes Act;

DATE OF GRANT means the date on which an Option is granted;

DEALING DAY means any day on which the London Stock Exchange is open for the transaction of business;

EXECUTIVE means any bona fide employee or executive director of any member of the Group who is not within 6 months of the date on which he is bound to retire under his contract of employment;

EXECUTIVE SCHEME means any Share Option Scheme (other than the Scheme) under which employees may be selected for participation at the discretion of the body administering that scheme and for the purposes of this definition includes the Premier Farnell Performance Share Plan;

EXERCISE PRICE means the price per Share payable on the exercise of an Option as determined by the Remuneration Committee (subject to adjustment under rule 12) but which shall not be less than the greater of:

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(a)      the middle market quotation for a Share as derived from the Daily
         Official List of the London Stock Exchange for the Dealing Day immediately preceding the Date of Grant; and

(b) in the case of any Option under which Shares are to be issued, the nominal value of a Share,

and which shall be stated at the Date of Grant;

GRANT PERIOD means the period of 42 days commencing on any of the following:

(a)      the Adoption Date;

(b) the day immediately following the day on which the Company makes an announcement of its results for the last preceding financial year, half year or other period; or

(c) any day on which the Remuneration Committee resolves that exceptional circumstances exist which justify the grant of Options;

THE GROUP means the Company and the Subsidiaries and MEMBER OF THE GROUP shall be construed accordingly;

ITEPA means the Income Tax (Earnings and Pensions) Act 2003;

THE LONDON STOCK EXCHANGE means London Stock Exchange plc or any successor body thereto;

OPTION means a right granted under the Scheme to subscribe for or purchase
Shares;

OPTION HOLDER means any individual who holds a subsisting Option (including, where the context permits, the legal personal representatives of a deceased Option Holder);

OPTION PERIOD means the period commencing on the third anniversary of the Date of Grant of the Option and expiring on the tenth anniversary of the Date of Grant or, if the Remuneration Committee so determines, such earlier date which is not later than the tenth anniversary of the Date of Grant;

PERFORMANCE PERIOD means the period over which any objective condition imposed by virtue of rule 2.3 must be satisfied;

REMUNERATION COMMITTEE means the remuneration committee of the Board;

RETIREMENT AGE means, with effect from the date on which paragraph 22 of
Schedule 21 to the Finance Bill 2003 (as published on 16 April 2003) or such other provision as may replace such paragraph takes effect, age 55 for the purposes of paragraph 35A of Schedule 4 to ITEPA;

THE SCHEME means this Scheme as amended from time to time;

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SHARE OPTION SCHEME means any employee share option scheme established by the
Company excluding the Premier Farnell Performance Share Plan;

SHARES means fully paid and irredeemable ordinary shares in the capital of the Company or shares representing those shares following any Capital
Reorganisation;

SUBSIDIARY means any subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 over which the Company has Control;

TAXES ACT means the Income and Corporation Taxes Act 1988; and

UKLA means the United Kingdom Listing Authority.

1.2 Where the context permits the singular shall include the plural and vice versa and the masculine shall include the feminine. Headings shall be ignored in construing the Scheme.

1.3 References to any act of Parliament shall include any statutory modification, amendment or re-enactment thereof.

2.       GRANT OF OPTIONS

2.1 The Remuneration Committee may, during a Grant Period, grant Options at the Exercise Price to any Executives selected by the Remuneration Committee.

2.2 Immediately prior to the granting of any Options the Remuneration Committee may, in its absolute discretion, enter into a deed poll recording its intention to grant Options and agreeing to be bound by the Option certificates to be issued to the Executive in respect of such Options. No consideration will be payable by the Executive on the grant of an Option.

2.3 An objective condition or conditions must, unless otherwise stated in the Scheme, be satisfied prior to the exercise of Options. Such conditions:

(a) shall for the time being consist of the condition set out in the Schedule to this Scheme. In the event that the Remuneration Committee considers that the condition set out in the schedule is no longer appropriate, it may at the time of granting Options impose such different objective conditions as it considers are appropriate;

(b) may be amended or waived following the Date of Grant but before the expiry of the Performance Period if:

         (i) events happen following the Date of Grant with the result that the circumstances which prevailed at the Date of Grant which were relevant to the conditions that were originally imposed regarding the exercise of the Option have subsequently changed; and

         (ii) the Remuneration Committee is satisfied that any such amended conditions would be a fairer measure of the performance of the

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                  Company and the Remuneration Committee reasonably considers that such amended conditions are:

                  (A)      equally demanding; and

                  (B) no more difficult to satisfy than the original conditions; and

(c) shall cease to apply in circumstances in which Option Holders become entitled to exercise Options in accordance with rules 7, 10.1, 10.2,
         10.3 and 10.5 and, to the extent permitted by the Remuneration Committee, rule 10.4.

2.4 An Option may be granted subject to such conditions for payment of taxation, employees' national insurance contributions and employer's national insurance contributions liability as the Remuneration Committee may determine (including without limitation the right to sell on an Option Holder's behalf sufficient shares to satisfy any taxation or national insurance contributions) and if any condition is imposed relating to the assumption, payment or reimbursement by the Option Holder of any employer's national insurance contributions liability, such conditions shall comply with any applicable legislation or regulations and the Remuneration Committee shall be entitled to waive in whole or in part the Option Holder's obligation in respect of such liability.

2.5 Any Executive to whom an Option is granted may, by notice in writing to the Company given within 30 days after the Date of Grant, renounce in whole or in part his rights under the Option. In such a case, the Option shall, to the extent renounced, be treated as never having been granted and (if already issued) the Option certificate shall be returned to the Company for cancellation or (in the case of renunciation in part) for amendment. No consideration shall be payable by the Company for any such renunciation.

2.6 No Option shall be granted under the Scheme more than ten years after the Adoption Date.

2.7 Every Option granted hereunder shall be personal to the Option Holder and, except to the extent necessary to enable a personal representative to exercise the Option following the death of an Option Holder, neither the Option nor the benefit thereof may be transferred, assigned, charged or otherwise alienated. Any transfer of an Option otherwise than as permitted in this rule 7 shall cause the Option to lapse.

3.       INDIVIDUAL LIMITS

3.1 Subject to rule 3.2 below, no Executive shall be granted an Option which would, at the proposed Date of Grant, cause the aggregate of (i) the aggregate Exercise Prices of the Shares which he may acquire by exercise of that Option and (ii) the aggregate exercise prices of any other options granted to him under the Scheme and any Associated Scheme in any calendar year to exceed an amount equal to 100% of his Basic Salary as at the proposed Date of Grant.

3.2 If, in connection with the recruitment of a senior Executive, the Committee considers that exceptional circumstances exist which justify a grant of Options in

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excess of the amounts prescribed in rule 3.1, the Committee may in its absolute discretion grant Options to that senior Executive in excess of such amounts.

4.       SCHEME LIMITS

4.1 No Option to subscribe for Shares shall be granted to the extent that the result of that grant would be that:

(a) the aggregate number of Shares that could be issued on the exercise of that Option and any other Options granted at the same time, when added to the number of Shares that:

         (i) could be issued on the exercise of any other subsisting share options granted during the preceding ten years under the Scheme or any other Share Option Scheme;

         (ii) have been issued on the exercise of any share options granted during the preceding ten years under the Scheme or any other Share Option Scheme;

         (iii) have been issued during the preceding ten years under any profit sharing scheme or Executive Scheme; and

         (iv) could be issued pursuant to any subsisting awards made during the preceding ten years under any profit sharing scheme or Executive Scheme;

         would exceed 10 per cent. of the ordinary share capital of the Company for the time being in issue; and

(b) the aggregate number of Shares that could be issued on the exercise of that Option and any other Options granted at the same time, when added to the number of Shares that:

         (i) could be issued on the exercise of any other subsisting share options or other awards granted during the preceding ten years under the Scheme or any Executive Scheme; and

         (ii) have been issued on the exercise of any share options or other awards granted during the preceding ten years under the Scheme or any Executive Scheme,

         would exceed 5 per cent of the ordinary share capital of the Company for the time being in issue.

4.2 Reference in this rule 4 to the ISSUE of Shares shall, for the avoidance of doubt, mean the issue and allotment (but not transfer) of Shares.

5.       EXERCISE AND LAPSE OF OPTIONS - NORMAL CIRCUMSTANCES

5.1 Save as otherwise permitted in these rules, an Option may only be exercised:

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(a)      during the relevant Option Period; and

(b) if any conditions imposed under rule 2.3 have been fulfilled or waived in accordance with these rules.

5.2 Notwithstanding any other provision in these rules, an Option shall lapse automatically on the earlier of:

(a)      the expiry of the Option Period; and

(b) the Option Holder being declared bankrupt or entering into any general composition with or for the benefit of his creditors including a voluntary arrangement under the Insolvency Act 1986.

6.       EXERCISE AND LAPSE OF OPTIONS - CESSATION OF EMPLOYMENT

6.1 Save as otherwise provided in these rules, an Option shall lapse automatically on the Option Holder ceasing to be an employee of a member of the Group (whether lawfully or unlawfully).

6.2 Where an Option Holder ceases to be an employee of a member of the Group by reason of:

(a)      injury, disability or ill-health;

(b) retirement at or after the date on which he is bound to retire under his contract of employment or at the Retirement Age;

(c)      early retirement (with the consent of the Company);

(d)      redundancy (within the meaning of the Employment Rights Act 1996);

(e)      his employing company ceasing to be a member of the Group;

(f) the business (or part of a business) in which he is employed being transferred to a transferee which is not a member of the Group; or

(g) any other reason as the Committee so decides in its absolute discretion,

he may exercise his Options within six months of the date on which employment ceased, subject to any performance conditions imposed under rule 2.3 being satisfied within that period, or such longer period as the Remuneration Committee may determine in its absolute discretion (being not longer than 42 months after the date of Grant of the Options). In the alternative, the Remuneration Committee may, other than when the Option Holder's employment has ceased in the circumstances mentioned in rule 6.2(b), in its absolute discretion and having regard to the extent to which any performance conditions imposed under rule 2.3 have been satisfied up to the date on which employment ceased, allow the Optionholder to exercise his Options within six months of the date on which employment ceased PROVIDED THAT in all cases where employment ceases before the expiry of any relevant Performance Period and Options become exercisable pursuant to this rule 6.2, the number of Shares in

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respect of which an Option may be exercised shall be the number in respect of which the Option is granted (subject to any adjustments under rule 12) multiplied by the fraction A/B (where A is that part of the Performance Period measured in complete months from the Date of Grant to the date of cessation of employment and B is 36 or such other number as is equal to the number of months in the Performance Period).

Failing any such exercise the Options shall (subject to rule 6.5 and rule 7) lapse automatically. For the avoidance of doubt, an Option exercisable under this rule 6.2 may lapse at an earlier date by virtue of rule 10 and may not be exercised after the expiry of the Option Period.

6.3 For the purposes of rules 6.1 and 6.2 a female Option Holder shall not be treated as ceasing to be an employee of a member of the Group if absent from work wholly or partly because of pregnancy or confinement until she ceases to be entitled to exercise any statutory or contractual right to return to work.

6.4 Where any exercise under rule 6.2 would be prohibited by law or the Model Code for Securities Transactions by Directors of Listed Companies (or the Company's dealing rules) the period during which the Option Holder may exercise his Options shall be extended by the period of the prohibition.

6.5 In any case where the Remuneration Committee is aware that an Option Holder will cease to be an employee of a member of the Group and be entitled or permitted to exercise his Options immediately thereafter under rule 6.2(e) or 6.2(f) it may permit him to exercise his Options in the period of 14 days immediately preceding the date upon which it believes that such cessation will occur (whether or not the Option Period will have commenced but having regard to the extent to which any conditions imposed under rule 2.3 have been satisfied).

6.6 For the purposes of rules 6.1, 6.2, 6.4 and 6.5, following an Option rollover pursuant to rule 11.1, an Option Holder shall not be treated as ceasing to be employed by a member of the Group until he ceases to be employed by a company which is either (i) the acquiring company (as defined in rule 11.1) or
(ii) a subsidiary of the acquiring company (within the meaning of section 736 of the Companies Act 1985).

7.       DEATH OF OPTION HOLDER

If an Option Holder dies while in service or at any time after leaving service when he holds an Option his legal personal representatives may exercise his Option (whether or not the Option Period has commenced and whether or not any conditions imposed under rule 2.3 have been satisfied) within twelve months of the date on which death occurred, failing which exercise the Option shall lapse automatically. For the avoidance of doubt, an Option exercisable under this rule 7 shall not lapse prior to the expiry of the specified twelve month period by virtue of rule 6.2 but may lapse at an earlier date by virtue of rule 10.

8.       METHOD AND EXTENT OF EXERCISE

8.1 An Option Holder may exercise his Option in whole or in part by giving notice in writing to the Company in the form prescribed by the Company specifying

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the number of Shares in respect of which the Option is being exercised and enclosing or arranging to provide payment in full of the aggregate Exercise Price of those Shares. Notice must be delivered to or sent by pre-paid post to the registered office of the Company or at such other place as the Company may prescribe. Exercise shall be deemed to occur on the day following the day of a receipt by the Company of the notice of exercise. If the Option is exercised in respect of some only of the Shares comprised in the Option, the Company shall procure the issue of an Option certificate to the Option Holder in respect of the balance or the re-issue of the original Option certificate after endorsement.

8.2 The exercise of an Option shall be conditional on the Option Holder complying with any such arrangements specified by the Remuneration Committee pursuant to rule 2.4 for the payment of any taxation, employees' national insurance contributions or employer's national insurance contributions liability.

8.3 Where any exercise would be prohibited by law or the Model Code for Securities Transactions by Directors of Listed Companies (or the Company's dealing rules) the period during which the Option Holder may exercise his Options shall be extended by the length of any such period of prohibition PROVIDED THAT an Option may not be exercised after the expiry of the Option Period.

9.       ALLOTMENT OR TRANSFER OF SHARES ON EXERCISE OF OPTIONS

Subject to any necessary consents, to payment being made for the Shares and to compliance by the Option Holder with the terms of the Scheme, not later than 30 days after receipt of any notice of exercise in accordance with rule 8, the Company shall either allot and issue, or procure the transfer of, Shares to the Option Holder (or to his nominee). The Company shall (unless the Shares are to be issued in uncertificated form) as soon as practicable deliver to the Option Holder (or his nominee) a definitive share certificate or other evidence of title in respect of such Shares. Where the Shares are issued or transferred to a nominee of the Option Holder, the Option Holder shall remain the beneficial owner of the Shares.

10.      GENERAL OFFER FOR THE COMPANY ETC.

GENERAL OFFER

10.1 If any person (either alone or together with any person acting in concert with him) makes a general offer to acquire the whole of the share capital of the Company (other than those shares which are already owned by him and/or any person acting in concert with him), the Company shall, as soon as reasonably practicable thereafter, give notice to each Option Holder of such general or other offer and prior to the date on which the offer becomes or is declared unconditional in all respects each Option Holder may exercise his Options within the period of six months following the date on which the offer becomes or is declared unconditional in all respects whether or not the Option Period has commenced PROVIDED THAT if such event occurs before the expiry of any relevant Performance Period the number of Shares in respect of which an Option may be exercised shall be the number in respect of which the Option is granted (subject to any adjustments under rule 12) multiplied by the fraction A/B (where A is that part of the Performance Period measured in complete months from

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the Date of Grant to the date on which the offer becomes or is declared wholly unconditional and B is 36 or such other number as is equal to the number of months in the Performance Period) and further PROVIDED THAT the Remuneration Committee may in its absolute discretion having regard to the extent to which performance conditions have been satisfied up to the relevant date determine that Options may be exercisable in respect of a greater number of Shares not exceeding the total number of Shares under the Option.

Failing any permitted exercise the Options shall, without prejudice to the operation of rule 11, lapse automatically upon the expiry of the six month period provided that, if an event as described in rule 10.2 occurs during the six month period, the period during which the Options may be exercised shall be the shorter of the periods specified under this rule 10.1 and rule 10.2.

COMPULSORY ACQUISITION

10.2 If any person becomes bound or entitled to give a notice under sections 428 to 430F of the Companies Act 1985 to acquire Shares, and the circumstances mentioned in rule 10.1 apply, each Option Holder may exercise his Options at any time during the period of 30 days from the date on which such a notice is first issued (whether or not the Option Period has commenced PROVIDED THAT if such event occurs before the expiry of any relevant Performance Period the number of Shares in respect of which an Option may be exercised shall be the number in respect of which the Option is granted (subject to any adjustments under rule
12) multiplied by the fraction A/B where (A is that part of the Performance Period measured in complete months from the Date of Grant to the date on which the notice is served and B is 36 or such other number as is equal to the number of months in the Performance Period) and further PROVIDED THAT the Remuneration Committee may in its absolute discretion having regard to the extent to which performance conditions have been satisfied up to the relevant date determine that Options may be exercisable in respect of a greater number of Shares not exceeding the total number of Shares under the Option.

Failing any permitted exercise the Options (or such part thereof as the Remuneration Committee may specify) shall, without prejudice to the operation of rule 11, lapse automatically upon the expiry of the 30 day period.

SCHEME OF ARRANGEMENT

10.3.1 If a court shall direct that a meeting of the holders of Shares be convened pursuant to section 425 of the Companies Act 1985 for the purposes of considering a scheme of arrangement involving the reconstruction of the Company or its amalgamation with any other company or companies, each Option Holder may exercise his Options conditionally on either the scheme of arrangement being approved by the shareholders' meeting or sanctioned by the court (as determined by the Board in its absolute discretion) (the RELEVANT CONDITION), between the date of the court's direction and twelve noon on the day immediately preceding the date for which the shareholders' meeting is convened (whether or not the Option Period has commenced PROVIDED THAT if such event occurs before the expiry of any relevant Performance Period the number of Shares in respect of which an Option may be exercised shall be the number in respect of which the Option is granted (subject to

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any adjustments under rule 12) multiplied by the fraction A/B where (A is that part of the Performance Period measured in complete months from the Date of Grant to the date of the shareholders' meeting or court sanction (as the case may be) and B is 36 or such other number as is equal to the number of months in the Performance Period) and further PROVIDED THAT the Remuneration Committee may in its absolute discretion having regard to the extent to which performance conditions have been satisfied up to the relevant date determine that Options may be exercisable in respect of a greater number of Shares not exceeding the total number of Shares under the Option.

10.3.2 Failing any permitted exercise the Options (or such part thereof as the Remuneration Committee may specify) shall cease to be exercisable between the last time upon which permitted exercises may occur and the first date on which it can be determined whether or not the relevant condition is satisfied. If the relevant condition is not satisfied, the Options shall continue. If the relevant condition is satisfied, the Options (or such part thereof as the Remuneration Committee may specify) shall, without prejudice to the operation of rule 11, lapse automatically on the date on which the scheme of arrangement is sanctioned by the court.

10.3.3 The Board shall endeavour to procure that where an Option Holder has conditionally exercised his Options in accordance with 10.3.1 above prior to twelve noon on the day immediately preceding the date for which the shareholders' meeting is initially convened the scheme of arrangement shall, so far as it relates to Shares, be extended to such Option Holder as if each Share in respect of which the Option was conditionally exercised had been allotted and issued, or transferred, to him by that time.

10.3.4 Provided that without prejudice to the operation of rule 11.1(b), Options shall not be exercisable without the consent of the Remuneration Committee under the foregoing provisions if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement.

DEMERGER

10.4 If the Board becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super-dividend or other transaction which, in the opinion of the Board, would affect the current or future value of any Options, the Remuneration Committee (acting fairly and objectively and taking account of the extent to which any conditions under rule
2.3 have been satisfied, the period of time which has elapsed since the Date of Grant and any other criteria they may consider to be relevant) may, in its absolute discretion, allow Options to be exercised (whether or not the Option Period has commenced and whether or not any conditions imposed under rule 2.3 have been satisfied). The Remuneration Committee shall specify the period in which such Options shall be exercisable and whether such Options shall lapse at the end of the specified period. The Remuneration Committee shall notify any Option Holder who is affected by the discretion exercised under this rule.

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VOLUNTARY WINDING-UP

10.5 If notice is duly given of a resolution for a voluntary winding-up of the Company then an Option Holder may exercise his Options (whether or not the Option Period has commenced and whether or not any conditions imposed under rule
2.3 have been satisfied) within the period of two months from the date of the resolution, failing which exercise the Options shall lapse automatically.

11.      OPTION ROLLOVER

11.1     If any company (the ACQUIRING COMPANY):

(a)      obtains Control of the Company as a result of making:

                  (i) a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the acquiring company will have Control of the Company; or

                  (ii)     a general offer to acquire all the Shares; or

(b) obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 425 of the Companies Act 1985; or

(c) becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act,

each Option Holder may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 26(3) of Schedule 4 of the ITEPA), by agreement with the acquiring company, release any Option which has not lapsed (the OLD OPTION) in consideration of the grant to him of an option (the NEW OPTION) which (in accordance with rule 11.2 below) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or another company falling within paragraph 26(2) of
Schedule 4 of the ITEPA) (the NEW SCHEME ORGANISER).

11.2 The new option shall not be regarded for the purposes of rule 11.1 as equivalent to the old option unless the conditions set out in paragraph 27 of
Schedule 4 of the ITEPA are satisfied and, in relation to the new option, the provisions of the Scheme shall be construed as if:

(a) the new option were an option granted under the Scheme at the same time as the old option;

(b) references to the PERFORMANCE CONDITIONS were references to such new performance conditions (if any) relating to the business of the new scheme organiser or any member of the new scheme organiser's group as the Remuneration Committee may consider are appropriate in the circumstances;

(c) references to the COMPANY in rules 6 to 16 and in the definition of GROUP were references to the new scheme organiser;

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(d)      references to the BOARD in rules 10, 12 and 15 were references to the board of directors of the new scheme organiser;

(e) references to the REMUNERATION COMMITTEE, were references to the appropriate committee(s) of the board of the new scheme organiser; and

(f) references to SHARES were references to shares in the new scheme organiser.

12.      ADJUSTMENT OF OPTIONS

In the event of any Capital Reorganisation or the implementation by the Company of a demerger or the payment by the Company of a dividend in specie or a super-dividend (which in the case of a demerger or payment of a dividend would materially affect the value of an Option), the Exercise Price, the definition of SHARES and the number of Shares comprised in an Option may be adjusted in such manner as the Remuneration Committee may determine; provided that:

(a) in respect of an Option under which Shares are to be transferred prior notification shall be given to the person holding the Shares to which the Option relates;

(b) no adjustment shall be made pursuant to this rule which would increase the aggregate Exercise Price of any Option; and

(c) except as provided in this subparagraph 12(c) no adjustment may have the effect of reducing the Exercise Price to less than the nominal value of a Share. Where an Option subsists over both issued or unissued Shares any such adjustment may only be made if the reduction of the Exercise Price of Options over both issued and unissued Shares can be made to the same extent. Any adjustment to the Exercise Price of Options over unissued Shares shall only be made if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price. The Board may apply such sum in paying up such amount on such Shares and so that on exercise of any Option in respect of which such reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

13.      RIGHTS ATTACHING TO SHARES ALLOTTED OR TRANSFERRED PURSUANT TO OPTIONS

13.1 All Shares allotted or transferred upon the exercise of an Option shall rank pari passu in all respects with the Shares in issue at the date of exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of exercise.

13.2 Any Shares acquired on exercise of Options shall be subject to the articles of association of the Company from time to time.

14.      AVAILABILITY OF SHARES

14.1 The Company shall at all times keep available for issue sufficient authorised but unissued Shares to permit the exercise of all unexercised Options under which Shares may be allotted or shall otherwise procure that Shares are available for transfer in satisfaction of the exercise of Options.

14.2 If and so long as the Shares are admitted to listing by the UKLA and admitted to trading by the London Stock Exchange, the Company will, at its expense, make application to the UKLA and the London Stock Exchange for Shares allotted on the exercise of any Option to be admitted to such listing and trading respectively.

15.      ADMINISTRATION AND AMENDMENT

15.1 The decision of the Board shall be final and binding in all matters relating to the Scheme and it may at any time discontinue the grant of further Options.

15.2 The Remuneration Committee may amend any of the provisions of the Scheme in any way it thinks fit, provided that:

(a) the Remuneration Committee shall not make any amendment that would materially prejudice the interests of existing Option Holders except with the prior consent or sanction of Option Holders who, if they exercised their Options in full, would thereby become entitled to not less than three-quarters of all the Shares which would fall to be allotted or transferred upon exercise in full of all outstanding Options; and

(b) no amendment to the advantage of Executives or Option Holders may be made to:

                  (i)      the definition of EXECUTIVE in rule 1.1;

                  (ii) the limitations on the numbers of Shares subject to the Scheme;

                  (iii) the maximum entitlement of an Executive under the Scheme;

                  (iv) the basis for determining an Executive's entitlement to Shares under the Scheme;

                  (v)      the terms of Shares to be provided under the Scheme;

                  (vi)     the adjustment provisions of rule 12 of the Scheme;

         without the prior approval of the Company in general meeting except in the case of minor amendments to benefit the administration of the Scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Executives and Option Holders or any member of the Group; and

(c) without prejudice to any provision of the Scheme which provides for the lapse of an Option, the Remuneration Committee may not cancel an Option unless the Option Holder agrees in writing to such cancellation.

15.3 Notwithstanding any other provision of the Plan, the Remuneration Committee may establish appendices to the Scheme for the purpose of granting Options to Executives who are or may become primarily liable to tax outside the United Kingdom on their remuneration, subject to such modifications as may be necessary or desirable to take account of overseas tax, exchange control or securities laws provided that any Shares made available under such appendices shall count towards the limit set out in rule 4 hereof.

16.      GENERAL

16.1 Any member of the Group may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent not prohibited by section 151 of the Companies Act 1985.

16.2 The rights and obligations of an Option Holder under the terms and conditions of his office or employment shall not be affected by his participation in the Scheme or any right he may have to participate in the Scheme. An individual who participates in the Scheme waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any company for any reason whatsoever (whether lawfully or unlawfully) insofar as those rights arise, or may arise, from his ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination or from the loss or diminution in value of such rights or entitlements. In the event of any conflict between the terms of this rule 16.2 and the Option Holder's terms of employment, this rule will take precedence.

16.3 The existence of any Option shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company's capital structure, or any merger or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

16.4 Any notice or other document required to be given under or in connection with the Scheme may be delivered to an Option Holder or sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Company to be appropriate including any electronic address. Notices sent by post shall be deemed to have been given on the day following the date of posting and notices sent by electronic means shall be deemed to have been given twelve hours after the time of despatch or at such earlier time as receipt is acknowledged. Any notice or other document required to be given to the Company under or in connection with the Scheme may be delivered or sent by post to it at its registered office (or such other place or places as the Company may from time to time determine and notify to Option Holders).

16.5     Benefits under the Scheme shall not be pensionable.

16.6 The Company, or where the Board so directs any Subsidiary, shall pay the appropriate stamp duty on behalf of Option Holders in respect of any transfer of Shares on the exercise of Options.

16.7 These rules shall be governed by, and construed in accordance with, the laws of England.

                                   APPENDIX 1

                   INLAND REVENUE APPROVED PART OF THE SCHEME

In relation to any Executive to whom the Remuneration Committee wishes to grant Options under an Inland Revenue approved scheme, the following provisions relating to Options shall apply:

(A) Rules 1 to 16 of the Scheme shall apply to the grant of Options under this Appendix subject to the modifications contained in the following paragraphs.

(B)      The definition of EXECUTIVE shall be construed so that:

                  (i) no Option may be granted under this Appendix to a director of any member of the Group unless such director is required to devote not less than 25 hours per week to the affairs of the Group; and

                  (ii) no Option may be granted under this Appendix to an Executive who is ineligible to participate in the Scheme by virtue of paragraph 9 of Schedule 4 to ITEPA.

(C) In the definition of GRANT PERIOD a new paragraph (d) shall be inserted as follows:

         "(d) any day on which any change to the legislation affecting Share Option Schemes approved by the Inland Revenue under ITEPA is proposed or made"

(D) The definition of SHARES shall be subject to the condition that they satisfy paragraphs 15 to 20 of Schedule 4 to ITEPA.

(E)      Rule 2.1 shall be amended by the addition of the following words:

         "No Options shall be granted under this Appendix until the Scheme and this Appendix have been approved by the Inland Revenue."

(F) The imposition of any objective conditions pursuant to rule 2.3, or any amendment to such conditions, must be approved in advance by the Inland Revenue.

(G) Rule 2.3(c) shall not apply to the grant of Options under this Appendix. In its place a new rule 2.3(c) shall be inserted as follows:

         "shall cease to apply in circumstances in which Option Holders become entitled to exercise Options in accordance with rules 6.2, 7 and 10 or following an option rollover in accordance with rule 11 hereof".

(H) Rule 3 shall not apply to the grant of Options under this Appendix. In its place a new rule 3 shall be inserted as follows:

         "No Executive shall be granted an Option under this Appendix which would, at the proposed Date of Grant, cause the aggregate of the market values (determined at their Date of Grant (in accordance with part 8 of the Taxation of Chargeable Gains Act 1992)) of subsisting Options held by him pursuant to a grant under this Appendix and the exercise prices of subsisting options held by him under any Associated Scheme, to exceed L30,000 (or such other amount as shall be specified under paragraph 6 of Schedule 4 to ITEPA from time to time).

         For the purposes of this paragraph (H) ASSOCIATED SCHEME means any Share Option Scheme (other than the Scheme) approved under Schedule 4 to ITEPA and established by the Company or an associated company of the Company within the meaning of section 416 of the Taxes Act.

(I) In rule 6.2 the words "In the alternative, the Remuneration Committee may, other than when the Option Holder's employment has ceased in the circumstances mentioned in rule 6.2(b), in its absolute discretion and having regard to the extent to which any performance conditions imposed under rule 2.3 have been satisfied up to the date on which employment ceased, allow the Optionholder to exercise his Options within six months of the date on which employment ceased" shall not apply to the grant of Options under this Appendix.

(J) In Rule 10.4, the words "and any other criteria they may consider to be relevant" shall not apply to an Option granted under this Appendix.

(K) In Rule 11.2 paragraph (b) shall not apply to the grant of Options under this Appendix. In its place a new paragraph (b) shall be inserted as follows:

         "any conditions imposed under rule 2.3 have been satisfied".

(L) In Rule 12 the words "or the implementation by the Company of a demerger or the payment by the Company of a super dividend" shall not apply to an Option granted under this Appendix. No adjustment pursuant to rule 12(a) in relation to an Option granted under this Appendix shall take effect without the prior approval of the Inland Revenue.

(M) Rule 15.3 shall not apply to the grant of the Options under this Appendix.

(N) At a time when this Appendix is approved by the Inland Revenue, and if such approved status is to be maintained, no amendment to the rules of the Scheme or this Appendix, may take effect as regards this Appendix without the prior approval of the Inland Revenue (and if such approved status is not to be maintained, the Company shall notify the Inland Revenue of the relevant amendment). With effect from the time when Royal Assent is given to the Finance Bill 2003, this Clause (N) shall be construed so as to only require Inland Revenue prior approval to any amendments to key features (as defined by paragraph 31 of Schedule 4 to ITEPA) of the Scheme or this Appendix.

(O) In the case of any instance of "absolute discretion" applying to Options granted under this Appendix, the relevant references shall be amended to read "sole discretion" and the Committee shall exercise such discretion in a fair and reasonable manner.

                                    SCHEDULE

              REAL GROWTH IN EARNINGS PER SHARE PERFORMANCE TARGET

The condition referred to in rule 2.3 is that, at the Accounts Date of the Company following the expiry of a Prescribed Period relating to an Option, the extent to which an Option shall be exercisable will be determined as follows:

                  (i) if the Company's percentage growth in its Annualised EPS over a Prescribed Period (comparing the Basis Year with the Latest Year) is an average of at least five per cent. per annum greater than the percentage increase, if any, in the RPI Index, as adjusted (if appropriate) pursuant to paragraph 3 below, over that Prescribed Period the Option shall be exercisable in respect of all the Shares comprised therein;

                  (ii) if the Company's percentage growth in its Annualised EPS over a Prescribed Period (comparing the Basis Year with the Latest Year) is an average of three per cent. per annum greater than the percentage increase, if any, in the RPI Index, as adjusted (if appropriate) pursuant to paragraph 3 below, over that Prescribed Period, the Option shall be exercisable over 50% of the Shares comprised therein; and

                  (iii) if the Company's percentage growth in its Annualised EPS over a Prescribed Period (comparing the Basis Year with the Latest Year) is an average of between three per cent. and five per cent. per annum greater than the percentage increase, if any, in the RPI Index, as adjusted (if appropriate) pursuant to paragraph 3 below, over that Prescribed Period, the Option shall be exercisable over Shares comprised therein as is determined on a straightline basis between 50% and 100% of the Shares comprised therein.

The following provisions apply for the purposes of determining whether the conditions set out in this Schedule have been satisfied.

1. In this Schedule, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:

ACCOUNTS means the consolidated accounts of the Company for a Financial Year prepared under the historical cost convention, modified for the revaluation of certain land and buildings, and in compliance with all applicable accounting standards and the Companies Act 1985 (as amended);

ACCOUNTS DATE means the date on which the Accounts have been approved by the Board;

ANNUALISED EPS means Earnings per Share adjusted proportionately upwards or downwards in a case where the relevant Financial Year is greater than or less than one calendar year;

AUDITORS means the auditors for the time being of the Company (acting as experts not arbitrators);

BASIS YEAR means, in relation to an Option, the Financial Year ending immediately before the Date of Grant of that Option;

EARNINGS PER SHARE means, for any Financial Year of the Company, the consolidated earnings per ordinary share of the Company calculated in accordance with Financial Reporting Standard No. 3 issued by The Accounting Standards Board Limited or any modification thereto provided that to ensure comparability of Financial Years of the Company within a Prescribed Period and for the Basis Year the Board may:

(a) adjust the figure for earnings per share as calculated in accordance with the relevant accounting standard to arrive at a figure which reflects the underlying business performance of the Group (and may, without limitation, adjust by excluding extraordinary or exceptional items from the earnings per share calculation and any consequent tax effect);

(b) adjust the figure for any tax charge to ensure that the deduction for taxation in respect of the Latest Year shall be on a basis consistent with that applicable to the Basis Year;

(c) adjust the figures to exclude any charge for the amortisation of goodwill; and

(d) ensure that the relevant accounting standards are applied on a consistent basis in respect of years falling within any Prescribed Periods and for the Basis Year;

FINANCIAL YEAR means an accounting reference period as defined in accordance with section 224 of the Companies Act 1985;

LATEST YEAR means, in relation to an Option, the latest Financial Year prior to the exercise of the Option for which Accounts have been approved by the Board not being later than the Financial Year ending immediately after the fifth anniversary of the Date of Grant of the relevant Option;

PRESCRIBED PERIOD means a period of three or four consecutive Financial Years commencing with the Financial Year in which the Date of Grant of the relevant Option falls;

RPI INDEX means the Index of Retail Prices (All Items) published by H. M. Government.

2. As at each Accounts Date of the Company following the expiry of a Prescribed Period, the Board shall calculate the percentage growth between the Annualised EPS for its Basis Year and for its Latest Year and shall determine whether that percentage growth is an average of at least three per cent. per annum above the percentage increase, if any, in the RPI Index, as adjusted (if appropriate) pursuant to paragraphs 3 and 4 below, over that Prescribed Period. If, at the end of the first applicable Prescribed Period, the percentage growth in Annualised EPS is an average of at least three per cent. per annum above the percentage increase, if any, in the RPI Index, as adjusted (if appropriate), then the extent to which an Option shall be exercisable shall be determined in accordance with sub-paragraphs (i), (ii), and (iii) at the beginning of this Schedule. If, at the end of the first applicable Prescribed Period, the percentage growth in Annualised EPS is an average of less than three per cent. per annum above the percentage increase, if any, in the RPI Index, as adjusted (if appropriate), then the Board shall calculate Annualised EPS at the end of the next Prescribed Period and then determine the extent to which an Option shall be exercisable in accordance with sub-paragraphs (i), (ii), and (iii) at the beginning of this Schedule.

3. Where a Financial Year within a Prescribed Period or the Basis Year is greater than or less than one calendar year, the percentage increase in the RPI Index for that Financial Year shall be adjusted proportionately upwards or downwards as appropriate in order to secure that such percentage increase is annualised in a manner consistent with the Annualised EPS.

4. For the purposes of paragraph 2 the Board shall make such adjustments as they may consider appropriate to take account of any intervening capital reorganisation of the Company including, without limitation, any capitalisation issue, rights issue, sub-division or consolidation of share capital, reduction of capital or demerger within the meaning of section 213 to 218 of the Taxes Act and any modifications to the relevant accounting standards.

5. If the composition of the RPI Index changes or the RPI Index is replaced by another similar index, the Board may make such adjustments to any calculations using the RPI Index (or any replacement index) as they consider to be fair and reasonable.

6.       The Auditors shall confirm in writing to the Board:

(a) that calculations made by the Board in accordance with this Schedule are correct; and

(b) where an adjustment has been made by the scheme organiser under paragraph 4, that such adjustment is in their opinion fair and reasonable.

                                   APPENDIX 2

                          US OPTIONS PART OF THE SCHEME

This Appendix 2 governs the grant of Options to any employee whose remuneration is (or is, at the anticipated time of exercise of an Option, likely to be) subject to taxation in the United States of America and to whom the Board wishes to grant Options and the provisions of the Scheme shall, save where otherwise specified below, apply in relation to Options granted under this Appendix 2.

1.       GRANT OF OPTIONS

1.1 Options granted under this Appendix 2 may either be designated as "incentive stock options" ("ISOs") within the meaning of section 422 of the United States Internal Revenue Code of 1986, as amended (the "US Tax Code") or as "nonqualified stock options". The Remuneration Committee shall have the sole authority and discretion as to whether and to whom to grant either type of option; provided, however, that the terms of each Option shall specify clearly the type of option granted and no such Option shall permit a "tandem" exercise arrangement within the meaning of Temp. Treas. Reg. section 14a.422A-1(Q/A-21), (Q/A-39).

1.2 Where an Option is to be granted under this Appendix 2, the Company may arrange for any such Option to constitute a right to American Depositary Shares ("ADSs") rather than shares in the Company, in which case the references to "Shares" in the applicable rules shall be deemed to be references to "ADSs", as the context may require. The costs relating to the issuance of ADSs upon the exercise of an Option shall be borne by the Company. In addition, the Company may arrange for the Exercise Price of any Option to be paid in U.S. Dollars.

1.3 Where an Option is to be granted under this Appendix 2, the Company may offer from time to time various methods of facilitating cashless exercise by the Option Holders. Further, the Company may permit the aggregate Exercise Prices of the Shares which are subject to the Option, together with any other amounts due under these Rules in connection with such exercise and a sale of such Shares, to be paid from the proceeds of the sale of a portion of such Shares (or other Shares owned by the Option Holder) so that the Option Holder need not pay any net amount to the Company.

1.4 The definition of EXERCISE PRICE in Rule 1.1 shall be amended such that, in the case of an Option which is intended to be granted as an ISO, the price at which the Shares, or ADSs, may be acquired by the exercise of the Option shall not be less than 110% of the fair market value of the Shares or ADSs in the case of an ISO granted to a Ten Percent Shareholder. For the purposes of this Rule 1.4, the fair market value of an ADS shall be as determined in Rule 5.6.1 of this Appendix 2 and the fair market value of a Share shall be the closing middle-market quotation for a Share as derived from the Daily Official List of the London Stock Exchange for the Dealing Day nearest preceding the Date of Grant on which Shares were traded.

1.5 Where an Option has previously been granted under this Appendix 2, the Company may arrange for any Option granted over Shares to be satisfied in the form of ADSs, and for any Option granted over ADSs to be satisfied in the form of Shares, and for the Exercise Price of any Option expressed in Sterling to be paid in U.S. Dollars and for the Exercise Price of any Option expressed in U.S. Dollars to be paid in Sterling.

1.6 All Options granted under this Appendix 2 which are intended to be granted as an ISO shall be evidenced by a written instrument in such form or forms as may from time to time be approved by the Company which, among other things, shall set out the number of Shares or ADSs subject to the Option, the manner in which a Participant may exercise his Option (including the Exercise Price, the date on which the Option will expire if unexercised and the terms of any performance condition), and the form of payment for the Shares or ADSs which may be issued or transferred under the Option.

2.       ELIGIBILITY

2.1 The class of persons who may be granted ISOs under this Appendix 2 shall, in addition to the limitations otherwise imposed by the Scheme, be limited to those persons who are employees of the Company or its "parent" or "subsidiary" corporations within the meaning of section 424(e) and (f), respectively, of the US Tax Code.

3.       LIMITS

3.1 The maximum aggregate number of Shares over which ISOs may be granted under this Appendix 2 during the term of the Scheme shall not exceed 10,000,000, subject to any adjustments under Rule 12 which are made in a manner consistent with Section 422 of the US Tax Code. To the extent permitted under Section 422 of the US Tax Code, any Shares subject to an ISO award which lapses, expires or is otherwise terminated without the issuance of such Shares will not be included in assessing this limit. For the purposes of this limit an Option granted over ADSs will reduce the amount of Shares available on the basis of the ratio of Shares to ADSs.

3.2 To the extent that the aggregate fair market value of Shares or ADSs (determined as of the Date of Grant in accordance with the requirements of Section 422 of the US Tax Code and Rule 1.3 of this Appendix 2) with respect to which ISOs are exercisable for the first time by an Option Holder during any calendar year (under all incentive stock option plans of the Company or its "parent" or "subsidiary" corporations within the meaning of sections 424(e) and (f), respectively, of the US Tax Code) exceeds US$100,000 (or the Sterling equivalent), such Options shall be treated, to the extent of the excess, as nonqualified stock Options. In determining whether, and to what extent, the grant of an ISO exceeds such limit, ISOs shall be taken into account in the order in which they are granted.

3.3 The definition of OPTION PERIOD in Rule 1.1 shall be amended such that an ISO granted to a Ten Percent Shareholder may not be exercisable more than 5 years after the Date of Grant.

3.4 Rule 2.6 shall be amended such that an Option may be granted only within the period of 10 years beginning with the earlier of the date on which this Scheme is approved and adopted by the Board and the date on which this Scheme is approved by the Company's shareholders.

4.       EXERCISE OF OPTIONS

4.1 If any Option is exercised in accordance with Rules 5, 6 or 7 of the Scheme more than three months after the date that the Option Holder was last employed by the Company (or by its parent or a subsidiary as defined in this Appendix 2); more than three months after the date that the Option Holder died, if such Option Holder's death occurs more than three months after such Option Holder was last employed by the Company (or by its parent or a subsidiary as defined in this Appendix 2), or in the case of "total disability" (as defined by section 22(e)(3) of the US Tax Code) more than twelve months after the date that the Option Holder was last employed by the Company (or by its parent or a subsidiary as defined in this Appendix 2), then such Option shall be treated as a nonqualified stock option for purposes of the US Tax Code.

4.2 Rule 2.4 shall be amended to apply to any liability for any U.S. Federal, state or local taxes of any kind required to be withheld with respect to the exercise of an Option or any sale of Shares issued upon the exercise of an Option.

4.3 If any Shares or ADSs issued or transferred to an Option Holder pursuant to the exercise of an ISO are disposed of (within the meaning of Section 424(c) of the US Tax Code and the regulations promulgated thereunder) within two years of the Date of Grant or within one year of the date of transfer of such Shares or ADSs to the Option Holder, the Option Holder shall, within 10 days of such disposition, notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require in order to secure any deduction then available against the Company's or any other corporation's taxable income.

4.4 Rule 6.2(b) shall be amended to read, "retirement at or after the prescribed minimum age and years of service under any retirement plan of the member of the Group employing such Option Holder;".

4.5      Rule 6.2(c) shall not apply to Options granted under this Appendix.

4.6 Rule 6.2(d) shall be amended to read, "termination of employment because such Option Holder's position with a member of the Group is eliminated, but not in circumstances in which such employment termination results from or involves, in whole or in part, any action or omission by the Option Holder that breaches, violates or conflicts with applicable employment or severance agreement terms, such Option Holder's fiduciary duties to such member of the Group, applicable policies or the best interest of such member of the Group or any other circumstances involving any termination of employment by such member of the Group in whole or in part for cause;".

5.       MISCELLANEOUS

5.1 Shares shall not be issued or transferred pursuant to the exercise of any Option granted under this Appendix 2 unless the exercise of the Option and the issuance and delivery of such Shares shall comply with all relevant provisions of law, involving, without limitation, the U.S. Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, applicable state securities laws, and the requirements of any stock exchange upon which Shares may then be listed, and, at the discretion of the Company, shall be further subject to approval of counsel for the Company with respect to such compliance. None of the Company or any of its subsidiaries or affiliates shall have any obligation to register any Shares under the Securities Act or any applicable state law. Any share certificates evidencing any Shares issued pursuant to the Scheme may bear a legend indicating that the transferability of the certificate and the Shares are restricted and subject to terms and conditions contained in the Scheme or otherwise.

5.2 The Company shall (i) administer this Appendix 2, (ii) establish from time to time such rules and regulations as it may deem appropriate for the proper administration of this Appendix 2, and (iii) make such determinations under, and such interpretations of, and take such actions in connection with, this Appendix 2 or Options granted under this Appendix 2 as it may deem necessary or advisable, including (but not by way of limitation) determinations, interpretations, amendments or other actions to ensure that any Option that is intended to be granted as an ISO will comply with the requirements of Section 422 of the US Tax Code.

5.3 Any provisions of the Scheme which are superseded by or otherwise inconsistent with the provisions of this Appendix 2 as applied to an employee who is employed or remunerated in the United States, or who is a citizen of the United States shall have no effect in respect of such employee.

5.4 Rules 5.2(b) and 16 shall not apply to the extent prohibited by US federal or applicable state law. In addition, in the case of an Option which is intended to be granted as an ISO, Rules 6, 11, 12 and 15 shall not apply to the extent that treating the Option Holder as not ceasing to be employed by the Company (or by its parent or a subsidiary as defined in this Appendix 2), the substitution of new options for old options, the waiver of any objective condition (other than that the Option Holder be in service during the Performance Period), the adjustment of any Options which have been granted under this Scheme, or any amendment of this Scheme would disqualify any Option which is intended to be granted as an ISO from so qualifying.

5.5 Where any currency conversion is required for the purposes of any rule in this Appendix 2, the Remuneration Committee shall use any rate of exchange published in a national newspaper as it shall reasonably determine to be appropriate.

5.6 For the purposes of the rules in this Appendix 2, and notwithstanding any contrary provision in the Scheme:

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

5.6.1 "FAIR MARKET VALUE" means, in relation to an award over ADSs, an amount equal to half-way between the high and low sales prices of ADSs recorded on the New York Stock Exchange on the day nearest preceding the applicable valuation date on which ADSs were traded; and

5.6.2 "TEN PERCENT SHAREHOLDER" means an Option Holder who, at the time an ISO is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the US Tax Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company, or any parent or subsidiary (as such terms are defined in this Appendix 2) of the Company.

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